EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in Pre-Effective Amendment No.  2 to the Application on Form MHC-2 of Sunshine Savings Bank filed with the Office of Thrift Supervision and in Pre-Effective Amendment No.  2 to the Registration Statement on Form S-1 of Sunshine Financial, Inc. and Sunshine Savings Bank 401(k) Profit Sharing Plan filed with the Securities and Exchange Commission, of our report dated May 12, 2008 on the consolidated financial statements of Sunshine Savings Bank appearing in the prospectus which is part of that Application and Registration Statement.

We also consent to the reference to our firm under the headings "Experts" in the Pre-Effective Amendment No.  2 to the Registration Statement on Form S-1 and Pre-Effective Amendment No.  2 to the Form MHC-2.

/s/ HACKER, JOHNSON & SMITH PA

HACKER, JOHNSON & SMITH PA
Tampa, Florida
August 4 , 2008